EXHIBIT 11

              CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

         COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE


                                                 FOR THE THREE MONTHS ENDED
                                                        OCTOBER 31,
                                                 ---------------------------
                                                    1998           1997
                                                 ------------   ------------
                                                   (AMOUNTS IN THOUSANDS,
                                                   EXCEPT PER SHARE DATA)

Net income (loss)                                 $  (750)         $1,374
                                                  =======          ======

Weighted average common shares used
   for basic net income (loss) per
   common share:                                    7,914           6,053

Dilutive effect of common stock
   options outstanding:                              --               363

Weighted average common and common
     equivalent shares used for diluted net
     income (loss) per common share:                7,914           6,416
                                                  =======          ======

Net income (loss) per common share:
    Basic                                         $ (0.09)         $ 0.23
                                                  =======          ======
    Diluted                                       $ (0.09)         $ 0.21
                                                  =======          ======